UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 4, 2008
BLUELINX HOLDINGS INC.
(Exact name of registrant specified in its charter)

Delaware	001-32383	77-0627356

(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

4300 Wildwood Parkway, Atlanta, Georgia	30339

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (770) 953-7000
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On March 10, 2008, BlueLinx Holdings Inc. (the “Company”) announced Stephen E. Macadam has resigned from his position as chief executive officer and director to accept the chief executive officer position with another publicly traded company. His resignation was tendered on March 4, 2008 and is effective March 10, 2008. The board of directors has appointed Howard S. Cohen to serve as interim chief executive officer until the Company identifies a permanent successor to Mr. Macadam. The board also appointed Mr. Cohen to succeed Jeffrey J. Fenton as the Company’s chairman of the board. Mr. Fenton resigned from the Board effective March 7, 2008. The press release announcing Mr. Macadam’s resignation and Mr. Cohen’s appointment as chairman and interim chief executive officer is attached hereto as Exhibit 99.1.
     Mr. Cohen, 61, has served as a member of the BlueLinx board of directors since September 2007. He possesses 33 years of leadership experience, including serving as President and CEO of four publicly-traded companies: GTECH Corporation, from 2001 to 2002; Bell & Howell, from 2000 to 2001; Sidus Systems Inc., from 1998 to 1999; and Peak Technologies Group, Inc, from 1996 to 1998. Mr. Cohen joined Cerberus Capital Management, L.P. as a senior advisor in December 2004 and has served on the board of directors of a number of Cerberus portfolio companies including Velocita Wireless from 2005 to 2006; SSA Global from 2005 to 2007; Vanguard Worldwide Holdings LLC from 2005- 2007; Cub Foods LLC from 2005 to 2007; Albertsons LLC since 2005; and Hilco Receivables since 2007. In connection with his appointment as interim chief executive officer of BlueLinx, Mr. Cohen is resigning from his position as a senior advisor of Cerberus Capital Management, L.P. Mr. Cohen will continue to serve as chairman of the board of directors of Hilco Receivables LLC and Albertsons LLC. Cerberus controls approximately 57% of BlueLinx’ outstanding common stock.
     The Company, operating through its wholly owned subsidiary BlueLinx Corporation, entered into an employment agreement with Mr. Cohen, a copy of which is attached hereto as Exhibit 10.1, effective March 10, 2008 (the “Employment Agreement”). Mr. Cohen’s employment term with the Company as interim chief executive officer expires once the Company employs a permanent chief executive officer, provided however that either party may terminate the Employment Agreement upon thirty days written notice to the other party. The Employment Agreement provides that Mr. Cohen will receive a base salary at the rate of $750,000 per year. Mr. Cohen shall also be eligible to receive an annual bonus pursuant to the terms of the Company’s annual bonus plan, with the annual bonus potential to be a target of 75% of his base salary up to a maximum of 150% of base salary, based upon satisfaction of performance goals and bonus criteria to be defined and approved by the Compensation Committee of the Company’s Board in advance for each fiscal year in accordance with the terms of the applicable bonus plan. In addition, the Employment Agreement provides that Mr. Cohen is eligible to participate in all benefit programs for which senior executives are generally eligible.
     The Employment Agreement provides that Mr. Cohen will receive (i) an option to purchase 750,000 shares of the Company’s common stock, par value $.01 per share (the “Option”) and (ii) a restricted stock award of 750,000 restricted shares (the “Restricted Stock Award” and together with the Option, the “Equity Awards”) of the Company. The Equity

Awards will be granted as soon as practicable pursuant to the terms of the Company’s 2004 Equity Incentive Plan or 2006 Long Term Equity Incentive Plan. The Option will be granted pursuant to a stock option agreement dated March 10, 2008 that provides, among other things, that the Option vests in three equal annual installments beginning on March 10, 2009. The Option exercise price is determined based upon the trading price of the Company’s common stock on the New York Stock Exchange at the time of the grant. Mr. Cohen will be granted 500,000 shares of the Restricted Stock Award on March 10, 2008 and the other 250,000 shares of the Restricted Stock Award following the 2008 annual meeting of shareholders. All 750,000 shares of restricted stock will vest in three equal annual installments beginning on March 10, 2009. Upon a termination of Mr. Cohen’s service as Chairman and Interim CEO for cause (as defined in the Employment Agreement) or due to Mr. Cohen’s resignation, the unvested portion of the Equity Awards will be forfeited. In the event of a change of control or the termination of Mr. Cohen’s service without cause, all of the Equity Awards will vest immediately in their entirety.
     The foregoing description is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit	Description

10.1	Employment Agreement between BlueLinx Corporation and Howard S. Cohen, dated March 10, 2008

99.1	Press Release dated March 10, 2008, announcing resignation of Chief Executive Officer and appointment of Interim Chief Executive Officer

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUELINX HOLDINGS INC.

By: /s/ Barbara V. Tinsley

Barbara V. Tinsley General Counsel & Secretary
Dated: March 10, 2008

EXHIBIT INDEX

Exhibit	Description

10.1	Employment Agreement between BlueLinx Corporation and Howard S. Cohen, dated March 10, 2008

99.1	Press Release dated March 10, 2008, announcing resignation of Chief Executive Officer and appointment of Interim Chief Executive Officer